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                              EMPLOYMENT AGREEMENT


            This AGREEMENT, dated as of June 16, 1997 is entered into by and between Celestial Seasonings, Inc., a Delaware corporation (the "Company") and Stephen B. Hughes ("Executive").

                              TERMS AND CONDITIONS

            In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

            1. EMPLOYMENT SERVICES. The Company hereby agrees to employ Executive, and Executive hereby agrees to perform services for the Company, on the terms and conditions set forth in this Agreement. During the Employment Period (as defined below), the Company and Executive agree that Executive will serve as Chief Executive Officer and President of the Company, and Executive will perform such duties as are customarily performed by chief executive officers as the Board of Directors of the Company (the "Board") may from time to time direct (the "Employment Services"). Executive shall report to the Board or a committee of the Board, as determined by the Board. Executive shall carry out his duties faithfully, consistent with his fiduciary duties and to the best of his ability, and shall comply with the Board's established policies, procedures and rules and with all applicable laws, rules and regulations. The Employment Services shall commence on June 16, 1997 and terminate as provided in Section 6 (the "Employment Period").

            2. PERFORMANCE. Executive shall devote substantially all of his time and efforts to the performance of his duties as specified in Section 1, and Executive will not engage in any other business (whether or not pursued for profit, gain or other advantage) or take any other positions which would, in the aggregate, require any substantial portion of his time and attention. Nothing in this Section shall be construed as preventing Executive from (a) investing his personal assets in businesses which do not compete with the Company or any of its Affiliates (defined for purposes of this Agreement as any of the Company s present or future, direct or indirect, majority-owned subsidiaries) in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, or (b) purchasing securities in any corporation whose securities are publicly traded, provided that such purchase shall not result in his collectively owning beneficially at any time three percent (3%) or more of the equity securities of any corporation

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engaged in a business that competes with the Company or any of its Affiliates, or (c) serving as a member of the board of directors of other companies.

            3. COMPENSATION. During the Employment Period, the Company will pay Executive for his Employment Services a base salary at the annual rate of $295,000 during calendar year 1997, and $315,000 commencing January 1, 1998 ("Base Salary"), payable in installments in accordance with the Company s policies. The Base Salary shall be reviewed annually, commencing during the Company's 1998 - 1999 fiscal year, and may be increased from time to time, by the Compensation Committee of the Board. In addition, Executive shall be eligible to participate in a bonus program on terms and conditions set by the Compensation Committee of the Board and agreed to by Executive, with a target bonus of 50% of Base Salary and a maximum bonus of 100% of Base Salary. Executive shall receive (i) nonqualified stock options to purchase 215,000 shares of the Company's common stock, par value $.01 per share, at an exercise price equal to the closing price of the Company's common stock on the NASDAQ National Market on the first day of the Employment Period, and (ii) a grant of 15,000 restricted shares. Such options will vest, and restrictions lapse, at 20% after the first year and 20% annually thereafter. Such options and restrictions will be evidenced by the two option agreements and the restricted stock agreement attached hereto as Exhibits A, B and C. Subject to the sole discretion of the Board and the Board's Compensation Committee, Executive shall be eligible for additional grants of options commencing 24 months after the date of this Agreement. The Company may withhold from any amounts payable to Executive such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any amounts required to be withheld in connection with Executive's receipt of stock based compensation or participation in benefit plans.

            4. REIMBURSEMENT FOR EXPENSES. The Company agrees to pay reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company and in accordance with the Company's policies. If such expenses are paid in the first instance by Executive, the Company will arrange for Executive's reimbursement upon receipt of appropriate vouchers and receipts in accordance with the Company's policies.

            5.    BENEFITS.

            (a) Executive shall be entitled to receive all fringe benefits offered by the Company, on the same basis as made available to senior executives of the Company during the Employment Period. Such fringe benefits shall include participation in any hospitalization, dental, medical insurance or other benefit policies or plans maintained for their employees by the Company, and such other benefits as may from time to time be made available to Executive. In addition, the Company shall provide Executive with a leased automobile, subject to a

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maximum expense of $7500.  Executive shall receive a $250,000 life insurance policy in addition to the Company s standard life insurance coverage. Executive shall be entitled to four (4) weeks of paid vacation at any time during the first year of the Employment Period and will accrue four (4) weeks of paid vacation during each succeeding full year of the Employment Period. Executive may carry over up to four (4) weeks of vacation from one year to the next. Company policies, restrictions or limitations applicable to fringe benefits available to the Company's employees shall not apply to Executive to the extent such policies, restrictions or limitations conflict with the terms of this Agreement.

            (b) In connection with Executive's relocation from Florida to Colorado, the Company will reimburse Executive in cash for (i) the reasonable costs of moving Executive s household goods and automobile(s), (ii) reasonable travel expenses incurred by Executive and his family, (iii) up to sixty (60) days of temporary housing, subject to increase by the Compensation Committee of the Board if deemed justified, in the Committee s sole discretion, (iv) up to two house hunting trips not to exceed seven (7) calendar days per trip, (v) closing costs and points of up to 2.25% in connection with the purchase of a new house in Colorado, and (vi) transfer taxes and documentary fees in connection with Executive's sale of his home in Florida not to exceed 0.7% of the sale price. If Executive purchases a new home in Colorado prior to sale of Executive s home in Florida, the Company will provide Executive with an interest free loan of up to $1,500,000 to be used for the purchase of the home in Colorado, secured, if requested by Executive or the Company, by Executive's home in Florida and payable upon the earlier of sale of Executive s home in Florida or 18 months after the closing of the purchase in Colorado. Executive acknowledges and understands that the Company will not be obligated to reimburse Executive for any real estate commissions paid in connection with Executive's sale of his home in Florida.

            6.    TERMINATION OF EMPLOYMENT PERIOD.

            (a) The Employment Period will continue until the earlier of (i) the second anniversary of the date of this Agreement, (ii) Executive's death,
(iii) Executive's  Disability  (as defined in Section 7 of this Agreement),
(iv) Executive's termination by the Board for "Cause" (as defined in Section 7 of this Agreement) or (v) 30 days after Executive gives notice that he desires to terminate the Employment Period, provided, however, that following the second anniversary of the date of this Agreement, this Agreement shall automatically be extended for one year periods unless either the Company or Executive gives written notice, at least 90 days prior to the end of any scheduled term of this Agreement, of its or his desire not to so extend this Agreement. If the Company terminates the Employment Period without Cause, Executive shall be entitled to the severance payments and benefits set forth in Section 7 as liquidated damages for such action.

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            (b)   If  either (i) the Company shall terminate Executive for Cause or (ii) Executive shall resign for Good Reason (as defined in Section 7), then any such termination shall be communicated by written notice to the other party to this Agreement. Any such notice shall specify (i) the effective Termination Date (as defined below), which shall not be more than 30 days after the date the notice is delivered; and (ii) in reasonable detail the facts and circumstances underlying a determination that the termination is for Cause or for Good Reason, as the case may be. If within 15 days after any notice is given, the party receiving such notice notifies the other party that a good faith dispute exists concerning the characterization of the termination, the Termination Date shall be the date on which such dispute is finally resolved either by written agreement of the parties or by a final arbitration or by a final judicial determination. Notwithstanding the pendency of any such dispute, until such dispute is finally resolved, the Company shall continue Executive and his dependents as participants, on the same basis as before the Termination Date, in all medical, dental and any other health insurance and similar benefit plans of the Company in which he and they participated when the notice giving rise to the dispute was given. Benefits provided under this Section 6 are in addition to all other amounts due under Section 7 of this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

            7.    SEVERANCE PROVISIONS.

            (a) As used in this Agreement, the following terms shall be defined as follows:

                  (i) Prior to a Change of Control, "Cause" shall mean Executive's refusal or failure to perform his obligations under this Agreement; acts or omissions by Executive constituting gross neglect or dereliction of his duties; dishonesty or fraud by Executive in connection with any dealings with the Board or the Company's Affiliates; dishonesty or fraud by Executive that is materially injurious to the Company or its Affiliates; a conviction of any criminal violation involving dishonesty, fraud or breach of trust or any felony; other acts or omissions by Executive which are materially injurious to the Company or any of its Affiliates; or Executive's reaching any mandatory retirement age of at least 70 which may be established by the Company for all senior executives. Following a Change of Control, Cause shall mean Executive's conviction of any criminal violation involving dishonesty, fraud or breach of trust or any felony, Executive's willful engagement in gross misconduct in the performance of his duties that materially and adversely affects the financial condition of the Company, or Executive's reaching any mandatory retirement age of at least 70 which may be established by the Company for all senior executives.

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                  (ii)  "Change of Control" shall mean an event involving the
      Company of a nature that would be required to be reported in response to
      Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limiting the generality of the foregoing, such an event shall be deemed to have occurred if:

                        (A)   there shall be consummated a Disposition
                        Transaction;

                        (B) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

                        (C) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or Substantial Stock Accumulation, the members of the Board immediately prior to the first public announcement relating to such event shall thereafter cease to constitute a majority of the Board; or

                        (D) as a result of, or in connection with, any proxy or consent solicitation or contested election, one or more members of the Board are elected in opposition to the nominees of the Board.

                  (iii) "Disability" shall be deemed to occur if Executive, by reason of physical or mental incapacity, becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent and temporary absence due to ordinary transitory illness) during any 12-month period.

                  (iv) "Disposition Transaction" shall mean (A) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have (directly or indirectly) at least an 80% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, (B) the acquisition by any person of a majority of the outstanding voting securities of the Company in a single transaction or series of related transactions, or (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

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                  (v)   "Good Reason" shall mean the occurrence, following a
      Change of Control, of any one of the following events without Executive's consent:

                        (A) the Company assigns Executive to any duties substantially inconsistent with his position, duties, responsibilities, status or reporting responsibility with the Company immediately prior to the Change of Control, or assigns Executive to a position that does not provide Executive with substantially the same or better compensation, status, responsibilities and duties as Executive enjoyed immediately prior to the Change of Control;

                        (B) the Company reduces the amount of Executive's Base Salary as in effect as of the date of the Change of Control or as the same may be increased thereafter from time to time, except for across-the-board salary reductions similarly affecting all senior executives of the Company;

                        (C) the Company fails to pay Executive an annual bonus consistent with past practices and such bonuses are paid to any other senior executives of the Company;

                        (D) the Company modifies either the proportion of Executive's annual bonus that is based upon the Company's financial performance for the preceding year or the percentage of Executive's annual bonus attributable to the performance levels;

                        (E) the Company changes the location at which Executive is employed by more than 50 miles from the location at which Executive is employed as of the date of this Agreement; or

                        (F) the Company breaches this Agreement in any material respect, including without limitation failing to obtain a succession agreement from any successor to assume and agree to perform this Agreement, as contemplated by this Agreement.

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                  (vi)  "Reemployment" shall mean the Executive's being employed
      (including self employment) by a person other than the Company or its Affiliates.

                  (vii) A Substantial Stock Accumulation shall be deemed to have occurred when any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes, after the date of this Agreement, the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities.

                  (viii) "Termination Date" shall mean the date Executive ceases to be employed by the Company.

            (b) Subject to the conditions set forth in this Agreement, if either (i) the Company shall terminate Executive without Cause (other than by reason of death, Disability, or following the expiration of this Agreement by its terms) or (ii) Executive shall resign following a Change of Control for Good Reason, then the Company shall make the following payments to Executive within 15 days after the Termination Date (in the case of (i) and (ii) below) and provide the following benefits to Executive after the Termination Date (in the case of (iii), (iv), (v) , (vi) and (vii) below), subject in each case to any applicable payroll or other taxes required to be withheld:

                  (i) The Company shall pay Executive a lump sum amount in cash equal to two (2) times Executive's Base Salary at the Termination Date, plus two (2) times Executive s average bonus during the two years immediately preceding the Termination Date.

                  (ii) The Company shall pay Executive a lump sum amount in cash equal to accrued but unpaid salary and bonus through the Termination Date, and unpaid salary with respect to any vacation days accrued but not taken as of the Termination Date.

                  (iii) The Company shall continue to provide Executive medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance and disability protection on terms no less favorable to Executive and his dependents covered thereby (including with respect to any costs borne by Executive) than the greater of (i) the coverage provided on the date of the Change of Control or (ii) the coverage provided by Company immediately prior to the Termination Date. Such benefits shall be provided for the period beginning on the Termination Date and ending on the first to occur of (i) the date of Executive's Reemployment in a position providing substantially the same or

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      greater benefits as Executive's assignment with the Company on the
      Termination Date, or (ii) the second anniversary of the Termination Date.

                  (iv) The Company shall pay to Executive a lump sum amount in cash equal to the unvested portion of the Company's contributions to Executive's account under any of the Company's plans that are "qualified" under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to which the Company makes contributions to employee accounts in effect as of the Termination Date (the "Plans"), plus an amount in cash equal to two (2) times an amount equal to the amount of the Company's annual contribution on behalf of Executive pursuant to the Plans as in effect on the date of the Change of Control or the Termination Date, whichever is greater. For purposes of this Section, the Company's matching contributions to the Plans shall be deemed to be at the maximum percentage contribution to which Executive could be entitled under the Plans.

                  In addition, within 15 days after the Termination Date, Executive shall be paid in cash an amount equal to the Company's matching contributions determined pursuant to the Plans as in effect on the date of the Change of Control or the Termination Date, whichever is greater, which would have accrued to the benefit of Executive had he continued his participation in, and elected to make the maximum contributions under, the Plans for the period of 24 months from the Termination Date or until December 31 of the year in which Executive would reach age 65, whichever is the shorter period. The benefits received by Executive pursuant to this Section are in addition to any benefits that were vested prior to the Termination Date in accordance with the terms of the Plans.

                  (v) Within 15 days after the Termination Date, the Company shall pay to Executive (i) an amount in cash equal to the vested and unvested amounts that have been credited to Executive's account or accounts under any deferred compensation plan that the Company maintains for its employees as of the Termination Date whether or not then vested, plus (ii) an amount equal to the total amount required to be, or actually, credited to Executive's account, including interest equivalents, for the year in which the Termination Date occurs.

                  (vi) Within 15 days after the Termination Date, Company shall select and engage at Company's expense a nationally recognized executive placement firm reasonably satisfactory to Executive to provide outplacement consulting services to Executive until the first to occur of the date of Executive's Reemployment and the second anniversary of the Termination Date.

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                  (vii) Simultaneously within the Termination Date, the Company shall accelerate the vesting of any unvested stock options, up to a total of 115,000 options, and eliminate restrictions on any restricted stock, up to a total of 10,000 shares (as such numbers are appropriately adjusted by the Board to reflect any stock splits, stock dividends and similar transactions).

            (c) Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. Except as otherwise provided in this Agreement, the amount of any payments or other benefits provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of Reemployment after the Termination Date, or otherwise.

            8.    CONFIDENTIALITY AND PROPRIETARY RIGHTS.

            (a) Executive recognizes and acknowledges that the Company and its Affiliates' trade secrets and proprietary information and procedures, as they may exist from time to time, are valuable, special and unique assets of the Company and its Affiliates' business, access to and knowledge of which are essential to the performance of Executive's duties hereunder. Executive agrees to hold as the Company and its Affiliates' property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company and its Affiliates' business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company or any of its Affiliates, at any time, to deliver the same to the Company or any of its Affiliates.

            (b) Executive hereby agrees he will not at any time during his employment or thereafter disclose to any third party (other than in the ordinary course of business of the Company or any of its Affiliates) or use for the benefit of himself or any third party any Confidential Information (as such term is defined in Section 8(d) below) without prior written authorization of the Company or one of its Affiliates.

            (c) Executive hereby sells, transfers and assigns to the Company all of his entire right, title and interest to the Proprietary Rights (as such term is defined in Section 8(e) below) and agrees to promptly take all action and sign and deliver all instruments as the Company or any of its Affiliates may require at any time hereafter (i) to vest or perfect in the Company and its successors, assigns and nominees all right, title and interest in and to the Proprietary Rights; (ii) to assist the Company or any of its Affiliates in filing or prosecuting any application for registration, in Executive's name, the Company's name, the name of any of its Affiliates or any other name, in any country, for any patent, trademark, service mark, copyright, mask work or other

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registration on the Proprietary Rights, or any modification, reissue, division, continuation, revival or extension thereof; or (iii) in conducting any legal or administrative proceedings for securing, protecting or enforcing any of the foregoing or otherwise relating to the Proprietary Rights. Executive further agrees to disclose to the Company or any of its Affiliates promptly all information, details and data pertaining to the Proprietary Rights to the extent such information, details or data are not presently known to the Company or any of its Affiliates.

            (d) As used in this Agreement, "Confidential Information" shall mean information which is not generally known to the public in the form available to Executive and which was or is used, developed or obtained by the Company or any of its Affiliates relating to the business of the Company or any of its Affiliates, or research and development, including, but not limited to, all client or customer lists, marketing strategies and techniques, trade secrets, engineering or other know-how or other information pertaining to the financial condition, business, research and development or prospects of the Company or any of its Affiliates.

            (e) As used in this Agreement "Proprietary Rights" shall mean any and all inventions, discoveries, research, engineering methods, systems, formulas, designs, mask works, copyrights, software, data, processes, products, projects, improvements and developments all whether or not published, confidential, protected or susceptible of protection by patent, trademark, service mark, copyright or other form of legal protection and whether or not any attempt has been made to secure such protection, which were made, conceived or reduced to practice at any time after the date of this Agreement by Executive or by any other employee or consultant of the Company or any of its Affiliates, in whole or in part at the expense of, on the premises of, with the assistance of the employees or consultants of, with the equipment or supplies of, or with the equipment or supplies of the employees or consultants of, the Company or any of its Affiliates, and any and all other Confidential Information.

            9.    NON-COMPETITION AND NON-SOLICITATION AGREEMENT.

            (a) In consideration of the Company's agreements as set forth in this Agreement, Executive agrees that during his employment and for a period of two (2) years thereafter (provided, however, that such two year period shall be extended by any period during which Executive is in violation of this Section
9), he will not in any way, directly or indirectly, except in the proper exercise of his employment pursuant to this Agreement:

                  (i) engage in, represent, furnish consultant services to, be employed by, or have any interest (whether as owner, principal, director, officer, partner, agent, consultant, stockholder, or otherwise) in any

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      business which (A) engages in the sale and manufacture of tea products or herbal supplement products; or (B) otherwise engages in a Significant Business (as defined below). Such restrictions shall apply in the specific geographic and customer markets served by the Company or any of its Affiliates at any time during, or upon termination of, Executive's employment (which shall include but not be limited to the United States). This Section 9(a)(i) shall not prevent Executive from owning up to three percent (3%) of the outstanding stock of any publicly traded company which competes with the Company provided Executive does not participate in the business of such entity;

                  (ii) (A) solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee of the Company or any of its Affiliates, (B) encourage, induce, assist, or assist others in inducing any such person to terminate his or her employment with the Company or any of its Affiliates, or (C) in any way interfere with the relationship between the Company or any of its Affiliates and their employees; or

                  (iii) (A) contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person's or entity's attempt to compete with the Company or any of its Affiliates, in any business carried on by the Company or any of its Affiliates during Executive's employment, any customers, suppliers or other business associates of the Company or any of its Affiliates that were existing or identified prospective customers, suppliers or associates during Executive's employment, or (B) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their customers, suppliers and business associates.

                                  PAGE 25

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            (b)   For purposes of this Agreement, a "Significant Business" shall be a business similar to those engaged in or proposed to be engaged in at any time during the Employment Period by the Company or any of its Affiliates; provided, however, that (x) a business engaged in by the Company shall not be deemed to be a Significant Business unless such business has accounted for at least 5% of the Company's net sales during any of the Company's last four quarterly periods, and (y) a business in which the Company is proposed to be engaged shall not be deemed a Significant Business unless the Company has expended at least $1 million in connection with such proposed business prior to the Termination Date and the Company continues to actively pursue such proposed business following the Termination Date; provided, however, that following the expiration of 12 months from the Termination Date such proposed business shall not be deemed a Significant Business unless such business has accounted for at least 2% of the Company's net sales during any of the Company's last four quarterly periods. The provisions of Section 9(a)(i)(B) above shall not prohibit Executive from engaging in, representing, furnishing consultant services to, being employed by, or having any interest in any business (a
 Permitted Business ) provided (i) Significant Businesses account for less than 5% of the Permitted Business' net sales during each of the Permitted Business' last four quarterly periods, and (ii) Executive's responsibilities with the Permitted Business do not require him to devote a significant portion of his time to the supervision, development or promotion of one or more Significant Businesses.

            (c) Executive agrees that this covenant is reasonable with respect to its duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 9 shall be adjudicated to be invalid or unenforceable, this Section 9 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 9 in the particular jurisdiction in which such adjudication is made.

            (d) Nothing in this Section 9 shall reduce or abrogate Executive's obligations under Section 1 hereof during the Employment Period.

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            10.   BENEFITS VALUATION AND LIMITATION.

            (a) Promptly following any Termination Date, and as of that date, the Company will notify Executive of the itemized and aggregate cash value of the payments and benefits, as determined under Section 280G of the Code, received or to be received by Executive in connection with the termination of his employment (whether payable pursuant to the terms of this Agreement or otherwise). At the same time, the Company shall advise Executive of the portion of such payments or benefits which constitute parachute payments within the meaning of the Code and which may subject Executive to the payment of excise taxes pursuant to Section 4999 of the Code and the expected amount of such taxes (such payments or benefits being hereinafter referred to as "Parachute Payments").

            (b) Notwithstanding the provisions of Sections 6 and 7 of this Agreement, if all or any portion of the payments or benefits provided under this Agreement either alone or together with other payments or benefits which Executive receives or is entitled to receive from the Company and any of its subsidiaries, would constitute Parachute Payments, then such payments or benefits provided to Executive by the Company and its subsidiaries (whether under this Agreement or otherwise) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, Executive's net after-tax economic benefit shall exceed the net after-tax economic benefit to Executive if such reduction were not made.

            (c) If (i) all or any portion of the payments or benefits provided under this Agreement either alone or together with other payments or benefits which Executive receives or is entitled to receive from the Company and any of its subsidiaries, would constitute Parachute Payments, (ii) the reduction of such payment and benefits pursuant to Section 10(b) of this Agreement would not provide Executive with a greater net after-tax economic benefit than if such reduction were not made, and (iii) the termination of Executive's employment relates to a Change of Control, then the Company shall increase the amount of such payments and benefits to the extent necessary to provide Executive with a net after-tax economic benefit equal to an amount Executive would have received (after the payment of federal and state income taxes by Executive) had no excise taxes on such payments and benefits been imposed pursuant to Section 4999 of the Code (the "Gross-Up Allowance").

            (d) For purposes of this Section 10, Executive's base amount, the present value of the Parachute Payments, the amount of the excise tax and all other matters falling within the purview of Section 280G of the Code shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected by the Company, which tax counsel shall be reasonably satisfactory to Executive. All calculations provided in this Section 10 shall be made at the Company's expense.

            (e) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination by the Company's independent auditors under this Agreement, it is possible that a portion of the Gross-Up Allowance which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made under this Agreement. In the event that the Company exhausts its remedies pursuant to
Section 10(f) of this Agreement and Executive thereafter is required to make a payment of any excise tax, such auditors shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

            (f) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Allowance. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim;

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by tax counsel selected by the Company, which tax counsel shall be reasonably acceptable to Executive;

                  (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-up Allowance would be payable under this Agreement, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(f) of this Agreement, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company complying with the requirements of Section 10(f) of this Agreement) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to
Section 10(f) of this Agreement, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of forty (40) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Allowance required to be paid.

            11. FURTHER ASSISTANCE. During the Employment Period and thereafter, Executive will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage suppliers or customers of the Company or any of its Affiliates or otherwise have a negative impact or adverse effect on the Company or any of its Affiliates. Following termination of the Employment Period, Executive will provide, at the Company's expense, assistance reasonably requested by the Company in connection with actions taken by Executive during the Employment Period, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the Employment Period.

            12. COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents executed by the parties of even date embody the complete agreement between the parties in respect to the matters set forth in this Agreement, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions herein shall be regarded as divisible, and if any of such provisions or any part thereof are declared invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

            13. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            14. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that in no event shall Executive's obligations under this Agreement be delegated or transferred by Executive, nor shall Executive's rights be subject to encumbrance or to the claims of Executive's creditors. Without limiting the foregoing, Executive's right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or trust or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than the Company's Affiliates. The Company shall require any proposed successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, concurrent with the execution of a definitive agreement with the Company to engage in any such transaction

            15. REMEDIES. The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Executive agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

            16.   REPRESENTATIONS AND WARRANTIES OF EXECUTIVE.    Executive
represents and warrants that he has full power and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Executive, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify of cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other obligation or liability to which Executive is a party or by which he is bound or to which any of his assets is subject (including but not limited to employment, nondisclosure and confidentiality agreements) or (b) violate any statute, regulation, rule, judgment, order, decree or other restriction of any government, government agency or court to which Executive is subject.

            17. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.

            18. MODIFICATIONS AND WAIVERS. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

            19. HEADINGS. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

            20. NOTICES. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) in person, by cable, telegram, facsimile transmission, mailed by first class registered or certified mail, postage, prepaid or sent by overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice, provided, however, that notice of change of address shall be effective only upon receipt):

            Notices to Executive
                  Stephen B. Hughes
                  10. S. Sandy Hook Road
                  Sarasota, Florida 34242

                  With a copy to:
                  Stephen M. Feldhaus
                  Fulbright & Jaworski
                  801 Pennsylvania Avenue NW
                  Washington DC 20024

            Notices to the Company:
                  Celestial Seasonings, Inc.
                  4600 Sleepytime Drive
                  Boulder, Colorado 80301

                  With a copy to:
                  Thomas R. Stephens
                  Bartlit Beck Herman Palenchar & Scott
                  511 Sixteenth Street, Suite 700
                  Denver, Colorado 80202

            21. EXPENSES. Each party will pay its own expenses in connection with this Agreement and the performance of the transactions and obligations contemplated by this Agreement, provided, however, that the Company will reimburse Executive for reasonable attorneys fees in connection with the negotiation of this Agreement. In the event that either party files an action against the other in any court to collect, enforce, protect or preserve its rights under this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from such other party of all reasonable costs and expenses, including attorneys' fees, which such prevailing party incurred in prosecuting or defending such action, as the case may be.

            21. UNSECURED OBLIGATION. All rights of Executive and Executive's spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of the Company, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.

            22. EXECUTIVE'S PURCHASE OF COMMON STOCK. Executive agrees that within 12 months of the date of this Agreement, he will purchase, in open market or privately negotiated transactions in accordance with the Company s trading policies, at least 5,000 shares of the Company's common stock.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.


STEPHEN B. HUGHES


______________________________



CELESTIAL SEASONINGS, INC.



By:______________________________
Its:______________________________



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                                  PAGE 33